Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Loar Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, $0.01 par value per share	Rule 457(h)	9,000,000(3)	$28.00	$ 252,000,000	0.00014760	$37,195.20

	Total Offering Amounts					$ 252,000,000		$37,195.20

	Total Fee Offsets							—

	Net Fee Due							$37,195.20

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Loar Holdings Inc. 2024 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $28.00 per share of common stock pursuant to the registrant’s Registration Statement on Form S-1 (File No. 333-278475), declared effective on April 24, 2024.

(3)

Represents shares of common stock issuable pursuant to the Loar Holdings Inc. 2024 Equity Incentive Plan (the “Plan”) being registered herein, which shares consist of shares of common stock reserved and available for delivery with respect to awards under the Plan and shares of common stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.